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                                  EXHIBIT 11.1

                            SCHMITT INDUSTRIES, INC.
                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)



                                                        Three Months Ended
                                               August 31, 1997   August 31, 1996
                                              ----------------  ----------------

I.   Net income for period                        $   354,551       $   140,276
                                                --------------    --------------

II.  Determination of shares

     Weighted average number of common
     shares outstanding                             7,081,889         6,973,654
     Common equivalent shares                         475,989           243,542
     (determined using the "treasury
     stock" method) representing shares
     issuable upon exercise of employee
     stock options

     Weighted average number of shares
     used in                                        7,557,878         7,217,196
     calculation of primary income per share

     Shares issuable on exercise of stock                 -0-           321,707
     options, net of shares assumed to be
     repurchased with proceeds at market price

     Weighted average number of shares
     used in fully diluted income per share         7,557,878         7,538,903
                                                --------------    --------------


III. Net income per common share and common share equivalent

     Primary                                             $.05              $.02
                                                      --------          --------

     Fully diluted                                       $.05              $.02
                                                      --------          --------


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